Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Penn Federal Savings Bank 401(k) Plan Trustees

We consent to the incorporation by reference in Registration Statement No. 333-47591 on Form S-8 of PennFed Financial Services, Inc. of our report dated December 21, 2005, relating to the financial statements of the Penn Federal Savings Bank 401(k) Plan as of June 30, 2005 and for the year ended June 30, 2005, and supplemental schedule of assets (held at end of year) as of June 30, 2005, which report appears in the Annual Report on Form 11-K of Penn Federal Savings Bank 401(k) Plan.

Our report refers to the merger of the Penn Federal Savings Bank 401(k) Plan with the PennFed Financial Services, Inc. Employee Stock Ownership Plan effective July 1, 2005.

/s/ KPMG LLP

Short Hills, New Jersey
December 22, 2005